PARENTE RANDOLPH ORLANDO CAREY & ASSOCIATES
CONSULTANTS & ACCOUNTANTS

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in the Registration Statements (nos. 333-58395 and 333-68219) on Form S-8 of Northeast Pennsylvania Financial Corp. of our report dated November 7, 1996, relating to the consolidated statements of income, changes in equity and cash flows of First Federal Savings and Loan Association of Hazleton and subsidiaries for the year ended September 30, 1996, which report is referred to in the September 30, 1998 annual report on Form 10-K of Northeast Pennsylvania Financial Corp.


               /s/ Parente, Randolph, Orlando, Carey & Associates

Hazleton, Pennsylvania
December 28, 1998